Exhibit 10.8

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of September 2, 2009, by and between SILICON VALLEY CA-I, LLC, a Delaware limited liability company (“Landlord”), and RUCKUS WIRELESS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Survivor’s Trust), as amended, and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended) and Tenant are parties to that certain lease dated April 1, 2006 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 19,729 rentable square feet (the “Original Premises”) described as Suite 101 of the building located at 495 Potrero Avenue, Sunnyvale, California 94086 (with a mailing address of 880 West Maude, Suite 101, Sunnyvale, California 94086 (the “Building”).

B.	Tenant has requested that additional space containing approximately 323 rentable square feet of the Building shown on Exhibit A hereto (the “Expansion Space”) be retroactively added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion and Effective Date.

1.1	Effective retroactively as of September 1, 2009 (the “Expansion Effective Date”), the Original Premises is increased from approximately 19,729 rentable square feet of the Building to approximately 20,052 rentable square feet of the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date unless sooner terminated in accordance with the terms of the Lease, as amended hereby. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

1.2	The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2.	Basic Rent. In addition to Tenant’s obligation to pay Basic Rent for the Original Premises, effective retroactively as of the Expansion Effective Date Tenant shall pay Landlord Basic Rent for the Expansion Space as follows:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Basic Rent	Monthly Basic Rent
9/1/09 – 4/30/10	323	$13.80	$4,457.40	$371.45
5/1/10 – 4/30/11	323	$14.40	$4,651.20	$387.60

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Tenant’s Proportionate Share. For the period commencing retroactively with the Expansion Effective Date and ending on the Termination Date, Tenant’s Proportionate Share for the Expansion Space is 0.79% of the Building. Accordingly, Tenant’s Proportionate Share is increased from 48.21% of the Building to 49% of the Building.

5.	Additional Rent. For the period commencing retroactively with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for all Additional Rent for the Premises, including without limitation, the Management Fee (as described in Paragraph 4.E of the Lease) and Tenant’s Proportionate Share of expenses of operation, management and maintenance of the Common Areas of the Parcel and Building (as described in Paragraph 11 of the Lease), Real Property Taxes (as described in Paragraph 13 of the Lease), utilities (as described in Paragraph 12 of the Lease), and the cost of Landlord’s deductibles on insurance claims and the cost of Landlord’s property insurance policy or policies (as described in Paragraph 17 of the Lease), in accordance with the terms of the Lease, as amended hereby.

6.	Improvements to Expansion Space.

6.1	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

6.2	Responsibility for Improvements to Expansion Space. Any construction, alterations or improvements to the Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Expansion Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

7.	Early Access to Expansion Space. During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Monthly Basic Rent or Additional Rent as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than the performance of work in the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, except that Tenant shall not be obligated to pay Monthly Basic Rent or Additional Rent as applicable to the Expansion Space.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

8.1	Place of Payment of Rent. The address set forth in Paragraph 4.F of the Lease is hereby deleted in its entirety and replaced by the following:

“Silicon Valley CA-I, LLC

Dept. #2095

P.O. Box 39000

San Francisco, California 94139”

8.2	Notices. Landlord’s address for notices set forth in Paragraph 36 of the Lease is hereby deleted in its entirety and replaced by the following:

“Silicon Valley CA-I, LLC

c/o RREEF Management Company

3303 Octavius Drive, Suite 102

Santa Clara, California 95054

Attention: Property Manager”

8.3	Financial Statements and Credit Reports. At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent annual audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. At Tenant’s request, Landlord shall enter into a confidentiality agreement with Tenant, which agreement is reasonably acceptable to Landlord and covers confidential financial information provided by Tenant to Landlord.

8.4	Tenant Improvements. The parties hereby acknowledge and agree that Landlord has fully performed all of its obligations pursuant to Paragraph 6.B. of the Lease (Tenant Improvements to be Constructed by Landlord).

8.5	Deletion. Paragraph 47 of the Lease (Tenant’s Option to Terminate the Lease) is hereby deleted in its entirety.

9.	Miscellaneous.

9.1	This Amendment, including Exhibit A (Outline and Location of Expansion Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

9.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

9.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, a Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

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9.8	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

SILICON VALLEY CA-I, LLC, a Delaware limited liability company		RUCKUS WIRELESS, INC., a Delaware corporation

By:	RREEF Management Company, a Delaware corporation, its Authorized Agent	880 W. Maude Ave Sunnyvale, CA 94085

By:	/s/ James H. Ida	By:	/s/ Seamus Hennessy

Name:	James H. Ida	Name:	Seamus Hennessy

Title:	Vice President, District Manager	Title:	CFO

Dated:	9/8, 2009	Dated:	9/2, 2009

A-1	SH JI